Exhibit 10.1

DATED

July 1, 2025

Settlement Agreement and Release

between

F.E.R. fischer Edelstahlrohre GmbH

and

Advent Technologies Holdings, Inc.

This agreement is dated July 1, 2025

Parties

(1)	F.E.R. fischer Edelstahlrohre GmbH, Im Gewerbegebiet 7,77855 Achern, Germany (“FER Fischer”)

(2)	Advent Technologies Holdings, Inc., 5637 La Ribera St., Suite A, Livermore, CA 94550, USA (“Advent”)

(each a “Party” and together the “Parties”)

BACKGROUND

(A)	By way of a Share Purchase Agreement dated June 24/25, 2021 (“SPA”), Advent acquired 100% of the equity interests of SerEnergy A/S and fischer eco solutions GmbH from FER Fischer. The acquisition was completed on August 20, 2021.

(B)	On May 10, 2023, FER Fischer initiated arbitration with the German Arbitration Institute against Advent. FER Fischer claimed that Advent failed to pay a part of the purchase price under the SPA.

(C)	On August 16, 2024, the arbitral tribunal issued its Final Award ordering Advent to pay to FER Fischer (i) EUR 4,547,213 plus interest of 5% per annum since April 20, 2023 up to and including the date of the receipt of the payment; (ii) EUR 326,105.86 and GBP 5,778.95 / EUR 6,752.93 on the day of the Final Award plus interest of 5% per annum from the day following the receipt of the final award by Advent up to and including the date of the receipt of the payment. The total amount payable by May 20, 2025 is EUR 5,366,625.55 (EUR 4,880,071.79 awarded plus EUR 486,553.76 interest).

(D)	On November 18, 2024, Advent filed a motion with the Higher Regional Court of Frankfurt to set aside the arbitral award (“Setting Aside Proceedings”). The Setting Aside Proceedings are currently stayed.

Agreed terms

1.	Settlement Amount

1.1	Advent shall pay to FER Fischer a Settlement Amount of EUR 5,366,625.55 in cash. The Settlement Amount is reduced by EUR 1,000,000 to EUR 4,366,625.55 if Advent makes a payment of EUR 4,366,625.55 by June 30, 2026.

2.	Payment of the Settlement Amount

The Settlement Amount is to be paid as follows:

(a)	Beginning on September 1, 2025, and continuing on the first business day of each month following the Effective Date of this Agreement, Advent shall transfer to FER Fischer an amount of EUR 35,000 (“Monthly Installments”).

(b)	The Monthly Installments are to be paid to the following bank account:

Account holder: F.E.R. fischer Edelstahlrohre GmbH

Bank: Volksbank eG

Bank sort code: 66490000

BIC: GENODEOG1

IBAN: DE75 6649 000000606 76003

(c)	Advent is entitled to make extraordinary payments at any time.

(d)	Five years after the Effective Date of this Agreement, Advent shall pay the remainder of the Cash Settlement Amount in one final installment (“Final Installment”).

3.	Breach of the Settlement Agreement

In case Advent fails to make a Monthly Installment or the Final Installment on time and fails to cure such breach within 30 days, the Settlement Amount net of the amounts already paid will become immediately due and payable. Interest in an amount of 9% per annum will apply.

4.	Mutual Release

In consideration of the mutual promises provided for herein, and effective upon payment in full of the Settlement Amount, the Parties, on behalf of themselves, their associates, successors and assigns, hereby fully release and forever discharge each other, and their respective present and former subsidiaries, affiliates, associates, predecessors, shareholders, successors and assigns, trustees, employees, agents, attorneys, representatives, heirs, executors and administrators, and each of their respective present and former officers, directors, trustees, employees, agents, attorneys, representatives, heirs, executors, and administrators, and their respective predecessors, successors and assigns, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, liabilities, executions, claims, and demands whatsoever, in law, admiralty or equity.

5.	Withdrawal of Setting Aside Proceedings

Upon the signing of this Agreement, Advent will withdraw its motion with the Higher Regional Court of Frankfurt in the Setting Aside Proceedings. Each Party agrees to bear its own costs with respect to the Setting Aside Proceedings.

6.	Costs

The Parties shall each bear their own legal costs in relation to this Agreement.

7.	Severability

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

8.	Governing law

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the German law.

9.	Arbitration

All disputes arising out of or in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Arbitration Institute (DIS) without recourse to the ordinary courts of law. The arbitral tribunal shall be comprised of three members. The seat of the arbitration shall be Frankfurt am Main, Germany. The language of the arbitration shall be English.

10.	Counterparts

10.1	This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. For the purposes of completion, signatures by the Parties’ legal advisers shall be binding.

10.2	Transmission of an executed counterpart of this agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as the transmission of an executed “wet ink” counterpart of this agreement.

10.3	No counterpart shall be effective until each Party has provided to the other at least one executed counterpart.

11.	Miscellaneous

Any amendments additions to, or the termination by mutual agreement of this Agreement must be in writing to be valid.

This agreement has been entered into on the date stated at the beginning of it.

SIGNED by for and on behalf of FER Fischer	/s/ Hans Peter Fischer
Name:	Hans Peter Fischer	Name:
Title:	General Manager	Title:

SIGNED by for and on behalf of Advent	/s/ Gary Herman
Name:	Gary Herman
Title:	Chief Executive Officer

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